UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PG&E Corporation

(Name of the Registrant as Specified in its Charter)

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN GP, LLC

BLUEMOUNTAIN LOGAN OPPORTUNITIES MASTER FUND L.P.

BLUEMOUNTAIN SUMMIT TRADING L.P.

BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC

BLUEMOUNTAIN FURSAN FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC

BLUEMOUNTAIN GP HOLDINGS, LLC

ANDREW FELDSTEIN

MICHAEL LIBERMAN

STEPHEN SIDEROW

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On January 22, 2019, BlueMountain Capital Management, LLC (“BlueMountain”) sent a letter (the “Letter”) to the Board of Directors of PG&E Corporation (the “Company”). A copy of the full text of the Letter is included below. BlueMountain expects it may share the Letter, and the information contained therein, with certain shareholders of the Company in connection with BlueMountain’s nomination of a full slate of directors to replace the Company’s current Board of Directors and solicitation of shareholders in support thereof.

280 Park Avenue

12th Floor

New York, NY 10017

T. 212 905 3900

F. 212 905 3901

January 22, 2019

The Board of Directors (the “Board”) of PG&E Corporation (“PG&E” or the “Company”)

The Board of Directors (the “Utility Board”) of Pacific Gas and Electric Company (“Utility”)

77 Beale Street

P.O. Box 770000

San Francisco, California 94177

Dear Members of the Board:

BlueMountain Capital Management, LLC (collectively, “we”) manages funds that own, in the aggregate, over 11 million shares of the Company’s common stock. We are disappointed with your cursory response to our prior letter, dated January 17, 2019. We implore you to reconsider your headlong rush toward an unnecessary and damaging bankruptcy filing. We reiterate our request that you take time to obtain opinions from disinterested advisors, convene a Board meeting, and carefully reevaluate the Company’s options.

You have publicly stated that bankruptcy is in the best interests of all stakeholders.1 But you have failed to articulate a single cogent reason for why it is beneficial to any stakeholder.

A careful analysis will show that all stakeholders will be harmed by bankruptcy.

  It is bad for the victims of the tragic wildfires of the past two years; bankruptcy will complicate, delay, and potentially diminish their claims.
  It is bad for customers; bankruptcy portends higher electricity bills, operational disruptions, and potential safety issues.
  It is bad for the Company’s employees; bankruptcy may reopen collective bargaining agreements and imperil wages and benefits, leading to uncertainty and turnover.
  It is bad for the Company’s suppliers; bankruptcy destabilizes their businesses, risks contract cancellations, and increases their financing costs.
  It is bad for the environment, and for California’s clean energy goals; bankruptcy will drain resources from investment in alternative energy.
  It is bad for the Company’s creditors; bankruptcy will defer payments and force many holders to sell at unnecessarily depressed prices.

1 From your continued references to “all stakeholders” we conclude that you believe the Company is insolvent. We disagree and believe that the Company is solvent and has ample liquidity to operate its business and meet its obligations. If we are correct, then by acting contrary to the best interests of the Company and its shareholders, you have violated your fiduciary duties. You would be wise to engage appropriate legal counsel to help you navigate this issue.

The Appendix to this letter highlights in greater detail the impact that filing for bankruptcy will have on these constituents.

Recall that PG&E’s 2001-2004 bankruptcy was widely regarded as a disaster for all stakeholders other than the Company’s senior management and outside advisors.2 It resulted in a destabilized power grid, higher electricity costs, and substantial investor losses. Customers were stuck with an estimated $6 billion to $8 billion in higher costs ($1,300 to $1,700 per customer). Meanwhile, legal and professional advisors were paid over $400 million and 17 senior executives received $84 million in bonuses. Compare PG&E’s experience to another California utility that faced similar challenges. Southern California Edison chose not to file for bankruptcy in 2001, and it achieved a successful and a less-expensive recovery.

If you continue down this unwise path, you will – individually and collectively – be called upon to answer a number of uncomfortable questions. Beyond the obvious question of why you would force the Company into an unnecessary bankruptcy, you will also need to answer why you rushed the decision. There is no imminent financial pressure; there is no justification for a hasty and heedless filing. The Company is solvent; it has sufficient liquidity and access to additional capital. If the Board were to believe otherwise, it should engage forthrightly with shareholders, many of whom, including our firm, would be willing to consider additional capital commitments.

In short, you have failed to provide any credible explanation for the abrupt timing, and we urge you to slow down. We recommend you delay this decision at least until after the Annual Meeting.

Use the additional time for constructive discussions with all stakeholders, including the Company’s regulators and California’s elected officials. Rebuild the trust of these essential constituents. Listen seriously to their calls for meaningful changes to governance, management, and operating policies and procedures. Start to make those necessary changes.

To deal with its challenges, the Company, through the Utility, has access to tools typically available to regulated utilities. Those tools include cost recovery, ratemaking requests, and cost of capital adjustments. Moreover, in light of climate change and the increased risk of wildfires, the California legislature passed California Senate Bill 901. An open and constructive dialogue with the public sector is essential for a regulated utility. The Company should work closely and collaboratively with its regulators and California’s elected officials. Instead the Company threatens bankruptcy, undermines regulatory and legislative relationships, and destroys goodwill.

We believe that a bankruptcy filing will cause irreparable harm to all stakeholders, and that the adverse consequences will burden the people of California for many years to come. There is no imminent pressure that justifies filing immediately. Before the Board takes such a consequential step, you should honor your duties as the Company’s stewards and constructively engage with stakeholders to consider all options. If the Board is unwilling to slow down, consult with stakeholders, and make a more deliberate decision, then the Company and all its stakeholders deserve a different Board.

Sincerely,

BlueMountain Capital Management, LLC

2 http://articles.latimes.com/2004/apr/13/business/fi-pge13

Appendix

Wildfire Victims

The 2017 and 2018 wildfires have caused unimaginable suffering and loss. For the victims of those tragic fires, bankruptcy will complicate, delay, and possibly reduce recoveries. It will impose unnecessary and unfair additional hardship on people who deserve better.

For victims seeking recovery, Chapter 11 will add procedural roadblocks and delays. These burdens will be especially acute for individual claimants. Bankruptcy is a complicated process that will require meeting deadlines to file complex proofs of claim before bar dates, evaluating Disclosure Statements, and voting on plans. Even after winning a judgment in court, the debtor may delay additional years while structural reforms, asset sales, competing reorganization plans, confirmation fights, and appeals work their way through the courts. And, ultimately, claims might be paid in debt or equity rather than in cash.

Not only will bankruptcy introduce complexity and delay, but the victims’ claims themselves face legal uncertainty. A federal bankruptcy court might apply different legal standards than a California court and reach a different conclusion about damages. A bankruptcy court may take a different view of inverse condemnation, ultimately threatening the collectability of certain claims.

Moreover, liabilities that arise after PG&E files for bankruptcy would receive administrative priority. This would effectively subordinate the claims of victims of the 2017 and 2018 wildfires. We believe the Company has sufficient equity to cover future wildfire liabilities, but in the unlikely event of a future wildfire or other catastrophe of unprecedented scale, future claims would rank and recover ahead of the existing wildfire victims. This risk of unfair treatment of wildfire victims has not received significant media attention, but it should, and we suspect it will.

PG&E Customers

Bankruptcy will likely result in higher electricity bills, and it may lead to operational disruptions and potential safety issues.

Bankruptcy will increase the Company’s cost of capital. This cost increase is ultimately borne by customers. During PG&E’s 2001-2004 bankruptcy, customers’ power prices increased by over 10%.3 This risk explains why public utility regulators, like the California Public Utility Commission (“CPUC”), generally seek to preserve utilities’ investment grade credit ratings – to keep the cost of debt low.4 Similarly, Governor Newsom has highlighted why customers need a “healthy utility” and the adverse impact to customers increased cost of capital.5

Operational stability and improvements to the safety culture require management focus. Bankruptcy will deplete that focus. A bankruptcy proceeding is a significant distraction and creates a tremendous demand on management’s time and attention. Further it may be hard to hire and retain top operational managers during a bankruptcy. These additional management demands and challenges will increase operational risks, may impede necessary improvements to the safety culture and could slow the development of executable system hardening and wildfire mitigation plans. The situation is exacerbated because the Chief Executive Officer just departed, the interim Chief Executive Officer does not have an operational background, and many of the senior utility managers are new.

PG&E Employees

A bankruptcy filing would be tumultuous for the Company’s employees. Chapter 11 introduces meaningful uncertainty relating to wages, benefits, and retirement plans. It will lead to uncertainty and increased turnover. The International Brotherhood of Electrical Workers has expressed its concerns about the impact of bankruptcy on its members.6

The unpredictability and turnover could cause further risks to operational performance, safety practices, or clean energy transitions.

Clean Energy and the Environment

The administrative burdens of bankruptcy may threaten PG&E’s investment in renewable energy. Moreover, bankruptcy’s impact on developers and other utilities could destabilize the entire renewable energy ecosystem in California, jeopardizing the state’s long-term clean energy goals.7

3 https://www.energy.ca.gov/2007publications/CEC-200-2007-018/CEC-200-2007-018.PDF

https://www.eia.gov/electricity/state/archive/062904.pdf

4 CPUC commentary supportive of healthy utilities” (BAML equity research published 11/16/18)

5 https://www.bloomberg.com/news/articles/2019-01-09/as-pg-e-crisis-deepens-california-s-new-boss-hints-at-a-plan

https://www.sfchronicle.com/politics/article/California-Gov-Gavin-Newsom-has-two-crises-after-13536637.php

6 https://ibew1245.com/2018/05/17/dalzell-the-true-cost-of-a-pge-bankruptcy

http://ibew1245.com/2019/01/14/pge-issues-notification-of-intent-to-file-for-bankruptcy-protection/

7 https://www.greentechmedia.com/articles/read/pge-questions-coming-bankruptcy#gs.KUHkiaJm

https://www.nytimes.com/2019/01/17/business/pge-bankruptcy-solar-power.html

Suppliers

In bankruptcy, suppliers will face the risk of payment delays, losses on prior services performed, and termination of ongoing contracts. Some vendors have already had their credit downgraded, which increases their costs of financing, and potentially endangers their viability. It will take a considerable amount of time before faith in the Company is restored, and PG&E may lose access to some of its best partners. Even the U.S. Department of Energy faces potential financial losses from guarantees on projects where PG&E is the power purchaser.

Investors

A bankruptcy is not in the interest of creditors or shareholders. It will adversely impact the value of their holdings. We are confident that creditors will be unimpaired and equity holders will recover substantial value. We intend to actively pursue our rights and claims; but, due to institutional constraints or liquidity needs, certain other holders will be forced to liquidate their investments at unnecessarily depressed prices; and many smaller holders will be disadvantaged by bankruptcy, as they lack the scale and resources to navigate and participate in the process.

________________________________________

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with their intended proxy solicitation, BlueMountain Capital Management, LLC and its affiliates (“BlueMountain”), together with the other participants named below, intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to solicit shareholders in connection with the 2019 annual meeting of shareholders of PG&E Corporation (the “Company”).

BLUEMOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV [sec.gov]. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons may be deemed to be participants in any such proxy solicitation: Blue Mountain Credit Alternatives Master Fund L.P. (“BMCA”), BlueMountain Foinaven Master Fund L.P. (“BMF”), BlueMountain Foinaven GP, LLC (“BMF GP”), BlueMountain Logan Opportunities Master Fund L.P. (“BMLO”), BlueMountain Summit Trading L.P. (“BMST”), BlueMountain Summit Opportunities GP II, LLC (“BMST GP”), BlueMountain Fursan Fund L.P. (“BMFF”), BlueMountain Kicking Horse Fund L.P. (“BMKH”, and together with BMCA, BMF, BMLO, BMST and BMFF, the “BlueMountain Funds”), BlueMountain Kicking Horse Fund GP, LLC (“BMKH GP”), BlueMountain GP Holdings, LLC (“GP Holdings”), BlueMountain Capital Management, LLC (“BMCM”), Andrew Feldstein, the Chief Executive Officer and Chief Investment Officer of BMCM, Michael Liberman, the Co-President and Chief Operating Officer of BMCM, Stephen Siderow, the Co-President of BMCM, and the nominees for election as directors of the Company. Certain of these persons hold direct or indirect interests in securities of the Company as follows: BMCA holds 4,714,216 shares of common stock of the Company; BMF is the holder and beneficial owner of 1,502,845 shares of common stock of the Company and options to purchase 301,600 shares of common stock of the Company; BMF GP, the general partner of BMF, may be deemed to beneficially own the securities of the Company beneficially owned by BMF; BMLO holds 1,068,291 shares of common stock of the Company and options to purchase 199,200 shares of common stock of the Company; BMST is the holder and beneficial owner of 1,702,892 shares of common stock of the Company, options to purchase 959,800 shares of common stock of the Company, and cash-settled total return swaps referencing 3,099,578 shares of common stock of the Company; BMST GP, the general partner of BMST, may be deemed to beneficially own the securities of the Company beneficially owned by BMST; BMFF is the holder of 1,643,498 shares of common stock of the Company and options to purchase 212,500 shares of common stock of the Company; BMKH is the holder and beneficial owner of 654,133 shares of common stock of the Company and options to purchase 223,900 shares of common stock of the Company; BMKH GP, the general partner of BMKH, may be deemed to beneficially own the securities of the Company beneficially owned by BMKH; GP Holdings, the sole owner of BMF GP, BMST GP and BMKH GP, may be deemed to beneficially own the securities of the Company beneficially owned by BMF, BMST and BMKH; and BMCM, the investment manager to each of the BlueMountain Funds, is the beneficial owner of the securities of the Company held by each of the BlueMountain Funds.